                                                        Exhibit No. EX. 99.h.1.B

                    Addendum to Firstar Servicing Agreements

This  Addendum  to the Fund  Administration,  Fund  Accounting  and  Fulfillment
servicing  Agreements  dated February 2, 1998 and the Transfer  Agent  servicing
Agreement  dated March 2, 1998,  is entered into by and between  Firstar  Mutual
Fund  Services,  LLC and The  Olstein  Financial  Alert Fund on this 14th day of
October, 1998.

WHEREAS,  the mutual funds servicing  division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank,  Milwaukee on
September 30, 1998; and

WHEREAS,  the  entity  known as  Firstar  Trust  Company  ceased  operations  on
September 30, 1998; NOW,

THEREFORE,  Firstar Mutual Fund Services,  LLC will be the successor responsible
party  to  each  of  the  Agreements   referenced  above  and  will  assume  all
responsibility  for any acts or omissions  during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC       The Olstein Financial Alert Fund

By:      /s/ Michael R. McVoy           By:      /s/ Michael Luper

ATTEST:  /s/ Gail M. Zess               ATTEST:  /s/ <signature illegible>